CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

NATfresh Beverages Corp.

We consent to the use, in the registration statement on Form S-1 of NATfresh Beverages Corp. (a development stage company), of our report dated November 30, 2012 on our audit of the financial statements of NATfresh Beverages Corp. as of August 31, 2012, and the related statement of operations, stockholders’ equity (deficit) and cash flows for the period from inception on June 18, 2012 through August 31, 2012, and the reference to us under the caption “Experts.”

/s/ M&K CPAS, PLLC

Houston, Texas

November 30, 2012